UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2019

ALCOA CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-37816	81-1789115
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Isabella Street, Suite 500 Pittsburgh, Pennsylvania		15212-5858
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 412-315-2900

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	AA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.05    Costs Associated with Exit or Disposal Activities.

On December 16, 2019, Alcoa Corporation (“Alcoa” or the “Company”) approved the permanent closure of the Point Comfort alumina refinery located in Texas, U.S.A, effective immediately. The Point Comfort refinery has been fully curtailed since June 2016. In October 2019, Alcoa announced a strategic review of its global production capacities to lower costs and drive sustainable profitability, which includes a review of 4 million metric tons of alumina refining capacity, or approximately 27 percent of the Company’s total global refining capacity. As a result of such review, the Company decided to permanently close the Point Comfort refinery. The Point Comfort refinery has a total capacity of 2.3 million metric-tons-per-year. Demolition and remediation activities will begin in 2020, with the majority expected to be completed by 2024.

The Point Comfort refinery is an asset owned by the Alcoa World Alumina and Chemicals (AWAC) joint venture among Alcoa and Alumina Limited, in which Alcoa holds a sixty percent ownership interest and Alumina Limited holds a forty percent ownership interest.

The Company will record restructuring charges in the fourth quarter of 2019 of approximately $175 million (after-tax and noncontrolling interest), or $0.94 per share, related to the permanent closure of the refinery. The charges include approximately $90 million for asset retirement obligations and environmental remediation, approximately $80 million to write off the remaining net book value of various assets, and approximately $2 million for employee termination costs. Alcoa’s share of related cash outlays, which includes asset retirement obligations and environmental remediation, demolition, and employee termination costs, is approximately $115 million, with the majority to be spent in the next five years ($25 million is expected to be spent in 2020).

The Point Comfort refinery currently has approximately 45 employees, and this number will be gradually reduced as part of the closure.

Beginning in 2020, the closure is expected to result in annual net income improvement of approximately $15 million (after-tax and noncontrolling interest), and cash savings of approximately $10 million (Alcoa’s share) when compared to the ongoing spend for curtailment, exclusive of closure costs.

A copy of the related press release is attached hereto as Exhibit 99.1.

Forward-Looking Statements

This Current Report on Form 8-K contains statements that relate to future events and expectations, including those relating to the permanent closure of the refinery and associated demolition and remediation activities and the Company’s expectations regarding the timing of the closure activities and types and estimates of associated costs and financial impact, and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements that reflect the Company’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and changes in circumstances that are difficult to predict. Although the Company believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in the Company’s filings with the U.S. Securities and Exchange Commission. The Company disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit number	Description

99.1	Press release of Alcoa Corporation dated December 16, 2019
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

The internet addresses in the press release attached as Exhibit 99.1 hereto are included only as inactive textual references and are not intended to be active links to the information therein. Information contained on such websites or platforms, or that can be accessed therein, do not constitute a part of this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALCOA CORPORATION

Date: December 17, 2019	By:	/s/ Jeffrey D. Heeter
Jeffrey D. Heeter
Executive Vice President, General Counsel and Secretary